Exhibit 4.8
Archipelago Learning, Inc.
2009 Omnibus Incentive Plan
FORM OF RESTRICTED STOCK AWARD AGREEMENT
          THIS RESTRICTED STOCK AWARD AGREEMENT (this “Director Restricted Stock Award Agreement”) is made effective as of [          ] (the “Grant Date”) by and between Archipelago Learning, Inc., a Delaware corporation (with any successor, the “Company”), and [          ] (the “Participant”).
R E C I T A L S:
          WHEREAS, the Company has adopted the Archipelago Learning, Inc. 2009 Omnibus Incentive Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the same meanings as in the Plan;
          WHEREAS, the Participant is a non-employee member of the board of directors of the Company and is entitled to receive an annual restricted stock award under the Company’s director compensation policies; and
          WHEREAS, the Committee has determined that it would be in the best interests of the Company and its stockholders to grant the restricted stock provided for herein to the Participant pursuant to the Plan and the terms set forth herein.
          NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:
     I. Restricted Stock Award. Subject to the terms and conditions of the Plan and this Agreement and pursuant to the Contribution Agreement, the Company hereby grants to the Participant the number of Shares set forth on Schedule I (the “Restricted Shares”), which shall vest and become nonforfeitable in accordance with Section III hereof.
     II. Certificates. Certificates representing the Restricted Shares may be issued by the Company and the Shares shall be registered in the name of the Participant on the stock transfer books of the Company promptly following execution of this Agreement by the Participant, but any certificates representing such Restricted Shares shall remain in the physical custody of the Company or its designee at all times prior to the vesting of such Restricted Shares pursuant to Section III. As a condition to the receipt of this Agreement, the Participant shall deliver to the Company a Stock Power in the form attached hereto as Exhibit A, duly endorsed in blank, relating to the Restricted Shares. Each certificate of the Restricted Stock shall bear the following legend:
“The ownership and transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Archipelago Learning, Inc. 2009 Omnibus Incentive Plan and a Restricted Stock Award Agreement entered into between the registered owner and

Archipelago Learning, Inc. Copies of such Plan and Agreement are on file in the executive offices of Archipelago Learning, Inc.”
As soon as administratively practicable following vesting (as described in Section III), and upon the satisfaction of all other applicable conditions, including, but not limited to, the payment by the Participant of all applicable withholding taxes, the Company shall deliver or cause to be delivered to the Participant a certificate or certificates for the applicable shares of Restricted Stock which shall not bear the legend.
     III. Vesting.
          (a) Vesting Schedule. Subject to the Participant’s continued service as a member of the board of directors, the Restricted Shares shall vest as set forth on Schedule II.
          (b) Forfeiture. If the Participant’s service is terminated for any reason, the Restricted Shares, to the extent not then vested, shall be forfeited by the Participant without consideration. The Restricted Shares, to the extent not then vested, shall expire upon the ten (10) year anniversary of the Grant Date.
     IV. Rights as a Stockholder. The Participant (A) hereby irrevocably appoints the Company or its designee as his agent and attorney-in-fact (with full power of substitution), (B) grants to the designee of the Company a proxy to vote the Restricted Shares held by such Participant during the period between the Grant Date and the date the Restricted Shares vest (the “Restricted Period”), and (C) authorizes the designee of the Company to transfer such shares as provided in this Agreement, until such time as all restrictions imposed on such shares pursuant to the Plan and this Agreement have expired or have been terminated, if earlier.
     V. No Right to Continued Service. The granting of the Restricted Shares evidenced hereby and this Agreement shall impose no obligation on the Company or any Affiliate to continue the service of the Participant and shall not lessen or affect any right that the Company or any Affiliate may have to terminate the service of such Participant.
     VI. Securities Laws/Legend on Certificates. The issuance and delivery of Restricted Shares shall comply with all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded. If the Company deems it necessary to ensure that the issuance of securities under the Plan is not required to be registered under any applicable securities laws, each Participant to whom such security would be issued shall deliver to the Company an agreement or certificate containing such representations, warranties and covenants as the Company which satisfies such requirements. The certificates representing the Restricted Shares shall be subject to such stop transfer orders and other restrictions as the Committee may deem reasonably advisable, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.
     VII. Transferability. The Restricted Shares may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Restricted Shares to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof.
     VIII. Adjustment of Restricted Shares. Adjustments to the Restricted Shares shall be made in accordance with the terms of the Plan.
     IX. Withholding. The Company shall have the power and the right to deduct or withhold automatically from any amount deliverable under the Award or otherwise, or require the Participant to remit to the Company, the minimum statutory amount to satisfy federal, state, and local taxes, domestic or foreign, required by law or regulation to be withheld with respect to any taxable event arising as a result of this Director Restricted Stock Award Agreement. With respect to required withholding, the Participant may elect (subject to the Company’s automatic withholding right set out above), subject to the approval of the Committee, to satisfy the withholding requirement, in whole or in part, by having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that could be imposed on the transaction.
     X. Notices. Any notification required by the terms of this Director Restricted Stock Award Agreement shall be given in writing and shall be deemed effective upon personal delivery or within three (3) days of deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. A notice shall be addressed to the Company, Attention: General Counsel, at its principal executive office and to the Participant at the address that he or she most recently provided to the Company.
     XI. Entire Agreement. This Director Restricted Stock Award Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.
     XII. Waiver. No waiver of any breach or condition of this Director Restricted Stock Award Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.
     XIII. Successors and Assigns. The provisions of this Director Restricted Stock Award Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Director Restricted Stock Award Agreement and agreed in writing to be joined herein and be bound by the terms hereof.
     XIV. Choice of Law; Jurisdiction; Waiver of Jury Trial. This Director Restricted Stock Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction.

          SUBJECT TO THE TERMS OF THIS DIRECTOR RESTRICTED STOCK AWARD AGREEMENT, THE PARTIES AGREE THAT ANY AND ALL ACTIONS ARISING UNDER OR IN RESPECT OF THIS DIRECTOR RESTRICTED STOCK AWARD AGREEMENT SHALL BE LITIGATED IN THE FEDERAL OR STATE COURTS IN DELAWARE. BY EXECUTING AND DELIVERING THIS DIRECTOR RESTRICTED STOCK AWARD AGREEMENT, EACH PARTY IRREVOCABLY SUBMITS TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR ITSELF, HIMSELF OR HERSELF AND IN RESPECT OF ITS, HIS OR HER PROPERTY WITH RESPECT TO SUCH ACTION. EACH PARTY AGREES THAT VENUE WOULD BE PROPER IN ANY OF SUCH COURTS, AND HEREBY WAIVES ANY OBJECTION THAT ANY SUCH COURT IS AN IMPROPER OR INCONVENIENT FORUM FOR THE RESOLUTION OF ANY SUCH ACTION.
          EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS DIRECTOR RESTRICTED STOCK AWARD AGREEMENT.
     XV. Restricted Shares Subject to Plan. By entering into this Director Restricted Stock Award Agreement the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Restricted Shares are subject to the Plan. The terms and provisions of the Plan as it may be amended from time to time are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail. The Participant has had the opportunity to retain counsel, and has read carefully, and understands, the provisions of the Plan and this Director Restricted Stock Award Agreement.
     XVI. Section 83(b) Election. In the event the Participant determines to make an election with the Internal Revenue Service (the “IRS”) under Section 83(b) of the Code and the regulations promulgated thereunder (the “83(b) Election”), the Participant shall provide a copy of such form to the Company promptly following its filing, which is required under current law to be filed with the IRS no later than 30 days after the Grant Date of the Restricted Shares. The form for making an 83(b) Election is attached hereto as Exhibit B. The Participant is advised to consult with his or her own tax advisors regarding the purchase and holding of the Restricted Shares, and the Company shall bear no liability for any consequence of the Participant making an 83(b) Election or failing to make an 83(b) Election.
     XVII. Severability. The provisions of this Director Restricted Stock Award Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
     XVIII. Signature in Counterparts. This Director Restricted Stock Award Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the parties hereto have executed this Restricted Stock Award Agreement as of the date first written above.

Archipelago Learning, Inc.
By:
Name:
Title

Agreed and acknowledged as
of the date first above written:

Participant
[SIGNATURE PAGE — RESTRICTED STOCK TIME VESTING]

Schedule I
[          ] Shares

Schedule II
Vesting

Number of Shares	Date
[1 year from Grant Date]

Notwithstanding the foregoing, one hundred percent (100%) of the Shares will become vested upon a Change of Control.

EXHIBIT A
Stock Power
FOR VALUE RECEIVED the undersigned hereby sell(s), assign(s) and transfer(s) unto Archipelago Learning, Inc. (the “Company”),                      (                    ) shares of the common stock, par value $[   ] per share, of the Company standing in his/her/their/its name on the books of the Company represented by Certificate No.                      herewith and does hereby irrevocably constitute and appoint                      his/her/their/its attorney-in-fact, with full power of substitution, to transfer such shares on the books of the Company.

Dated:	Signature:
Print Name and Mailing Address

Instructions:	Please do not fill in any blanks other than the signature line and printed name and mailing address. Please print your name exactly as you would like your name to appear on the issued stock certificate. The purpose of this assignment is to enable the forfeiture of the shares without requiring additional signatures on your part.

EXHIBIT B
Section 83(b) Election
This statement is being made under Section 83(b) of the Internal Revenue Code, pursuant to Treas. Reg. Section 1.83-2.
(1)	The taxpayer who performed the services is:

Name:

Address:

Social Security Number:

(2)	The property with respect to which the election is being made is shares of the common stock, par value $[ ] per share, of Archipelago Learning, Inc.

(3)	The transferor of the property is Archipelago Learning, Inc.

(4)	The property was issued on .

(5)	The taxable year in which the election is being made is the calendar year 2009.

(6)	The property will vest [reference vesting in Schedule II].

(7)	The fair market value at the time of transfer (determined without regard to any restriction other than a restriction which by its terms will never lapse) is $ per share.

(8)	The amount paid for such property is $ per share.

(9)	A copy of this statement was furnished to Archipelago Learning, Inc. for whom taxpayer rendered the services underlying the transfer of property.

(10)	This statement is executed on .
Signature:

[Taxpayer’s name]
This election must be filed with the Internal Revenue Service Center with which taxpayer files his Federal income tax returns and must be made within thirty (30) days after the Grant Date. This filing should be made by registered or certified mail, return receipt requested. The Participant shall also provide a copy of such form to the Company promptly following its filing. The taxpayer should retain two (2) additional copies of the completed form for filing with Federal and state tax returns for the taxpayer’s current tax year and an additional copy for the taxpayer’s records.